Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 1, 2022, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Repay Holdings Corporation (Successor) and Hawk Parent Holdings, LLC (Predecessor) on Form 10-K for the year ended December 31, 2021. We consent to the incorporation by reference of said reports in the Registration Statements of Repay Holdings Corporation on Form S-3 (File No. 333-248483, 333-232961, 333-253943, 333-257660 and 333-261486) and on Form S-8 (File No. 333-233879 and 333-258902).

/s/ GRANT THORNTON LLP

Atlanta, Georgia

March 1, 2022